EX-18.1 LETTER REGARDING CHANGE IN ACCOUNTING PRINCIPLE

May 12, 2011

Board of Directors
RBS Global, Inc./Rexnord LLC
4701 Greenfield Avenue
Milwaukee, Wisconsin 53214
Gentlemen:
Note 2 of the Notes to Consolidated Financial Statements of RBS Global, Inc. and subsidiaries (the Company) included in its Annual Report on Form 10-K for the year ended March 31, 2011, describes a voluntary change in the Company's method of accounting for actuarial gains and losses related to its pension and other postretirement benefit (OPEB) plans. As a result of the accounting change, actuarial gains and losses which are in excess of the corridor will be recognized in the income statement on a more accelerated basis. There are no authoritative criteria for determining a 'preferable' method of accounting for pension and OPEB plan gains and losses based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.
Very truly yours,

/s/ Ernst & Young LLP